UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 20, 2005

                                    Digicorp
             (Exact name of registrant as specified in its charter)

            Utah                        000-33067              87-0398271
(State or Other Jurisdiction        (Commission File        (I.R.S. Employer
      of Incorporation)                  Number)         Identification Number)

              100 Wilshire Blvd., Ste. 1750, Santa Monica, CA 90401
               (Address of principal executive offices) (zip code)

                                 (310) 752-1477
              (Registrant's telephone number, including area code)

                                   Copies to:
                               Marc J. Ross, Esq.
                       Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                            New York, New York 10018
                              Phone: (212) 930-9700
                               Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

      On December 20, 2005, Digicorp (the "Company") entered into a Stock Purchase Agreement with Rebel Crew Films, Inc, a California corporation ("Rebel Crew Films"), Rebel Holdings, LLC, a California limited liability company ("Rebel Holdings"), and Cesar Chatel, to purchase (the "Acquisition") all of the issued and outstanding shares of capital stock of Rebel Crew Films. Upon closing, the Company is required to issue 21,207,080 shares of the Company's common stock (the "Purchase Price") to the shareholders of Rebel Crew Films as compensation for the issued and outstanding capital stock of Rebel Crew Films. The Stock Purchase Agreement requires that the Acquisition close no later than March 20, 2006.

      Rebel Crew Films was founded in 2001 and is currently a distributor of Latino home entertainment products. Rebel Crew has developed its business model to deliver new Latino video content and classic nostalgic Spanish language movies to Spanish speaking consumers.

      From the Purchase Price, 4,000,000 shares will be held in escrow pending satisfaction of certain performance milestones. In addition, from the Purchase Price, 16,666,667 shares will be subject to lock up agreements as follows: (a) 3,333,333 shares will be subject to lockup agreements for one year; (b) 6,666,667 shares will be subject to lockup agreements for two years; and (c) 6,666,667 shares, of which the 4,000,000 escrowed shares are a component, will be subject to lockup agreements for three years. The Company agreed to prepare and file a registration statement with the Securities and Exchange Commission registering the resale of the shares comprising the Purchase Price within 90 days from the closing date of the Acquisition.

      In connection with the proposed Acquisition, Jay Rifkin and certain other shareholders of the Company will enter into a voting agreement authorizing Mr. Rifkin to vote the shares of the Company's common stock owned by such parties on certain matters including, but not limited to, amendments to the Company's articles of incorporation, the sale of substantially all the Company's assets, any other material transactions and other matters which may be specified by the parties prior to closing the Acquisition.

      In addition, in connection with the proposed Acquisition, the Company will enter into a three-year employment agreement with Jay Rifkin, whereby Mr. Rifkin would serve as the Company's chief executive officer with an initial salary of $150,000 per year and options entitling Mr. Rifkin to purchase 4.4 million shares of the Company's common stock, granted at the FMV of the Company's common stock on September 30, 2005 and vesting annually over a period of three years from the closing date of the proposed Acquisition.

      Upon closing the proposed Acquisition, the Company's board of directors will consist of five persons. Milton "Todd" Ault, III, former Chairman and Chief Executive Officer of the Company, will designate or elect two of the five board members, which will initially be William B. Horne and Alice M. Campbell, both current Board members. Jay Rifkin will designate or elect three of the five board members, one of which will be Mr. Rifkin. If after the closing the number directors on the Company's Board increases to seven, then Mr. Ault will have the right to designate or elect three of the seven board members and Mr. Rifkin will have the right to designate or elect four of the seven board members

      The parties also entered into a letter agreement requiring delivery of disclosure schedules required by the Stock Purchase Agreement on or prior to the closing date. The parties further agreed that there shall be no disclosure in such disclosure schedules which, in the opinion of Rebel Crew Films or the sellers, on one hand, and in the opinion of the Company, on the other, does or may have a material adverse effect on the Company or Rebel Crew Films, respectively.

      The Stock Purchase Agreement additionally requires that the Company enter into an agreement with Rebel Holdings to purchase an approximate $345,435.00 loan receivable from Rebel Crew Films in exchange for the issuance by the Company to Rebel Holdings of a 4.5% secured convertible note.

      Jay Rifkin is currently serving as interim President of the Company. While interim President, Mr. Rifkin is entitled to attend any and all meetings of the Company's Board of Directors. If the proposed Acquisition is not consummated for any reason, then Mr. Rifkin will immediately resign as interim President of the Company.

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

Item 9.01  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit
Number
                                          Description
--------------------------------------------------------------------------------
2.1 Stock Purchase Agreement dated as of December 20, 2005 among Digicorp, Rebel Crew Films, Inc., Rebel Holdings, LLC and Cesar Chatel

2.2 Letter Agreement dated December 20, 2005 among Digicorp, Rebel Crew Films, Inc., Rebel Holdings, LLC and Cesar Chatel

                                   SIGNATURES

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            Digicorp


Dated: December 21, 2005                    By:  /s/ William B. Horne
                                                --------------------------------
                                            Name:    William B. Horne
                                            Title:   Chief Executive Officer


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